Hallie Elsner, Investors 212.969.6943 hallie.elsner@alliancebernstein.com	Jen Will, Media 212.969.1157 jen.will@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.54 per Unit
Adjusted Diluted Net Income of $0.56 per Unit
Cash Distribution of $0.56 per Unit

New York, NY, July 25, 2019 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2019.
"Our second quarter results continue to reflect momentum in several areas of our business," said Seth P. Bernstein, President and CEO of AllianceBernstein. "Total firmwide net inflows of $9.5 billion were positive for a fourth straight quarter and were driven by $10.2 billion of active net inflows. Year-to-date active net inflows of $12.3 billion translates to a 5.4% annualized organic growth rate and is our best first half in more than a decade."

(US $ Thousands except per Unit amounts)	2Q 2019	2Q 2018	2Q 2019 vs 2Q 2018 % Change	1Q 2019	2Q 2019 vs. 1Q 2019 % Change

U.S. GAAP Financial Measures
Net revenues	$857,799	$844,738	1.5%	$795,462	7.8%
Operating income	$184,220	$189,464	(2.8)%	$168,151	9.6%
Operating margin	20.6%	22.4%	(180 bps)	19.9%	70 bps
AB Holding Diluted EPU	$0.54	$0.59	(8.5)%	$0.49	10.2%

Adjusted Financial Measures (1)
Net revenues	$714,566	$719,692	(0.7)%	$657,884	8.6%
Operating income	$179,685	$196,744	(8.7)%	$158,857	13.1%
Operating margin	25.1%	27.3%	(220 bps)	24.1%	100 bps
AB Holding Diluted EPU	$0.56	$0.62	(9.7)%	$0.49	14.3%
AB Holding cash distribution per Unit	$0.56	$0.62	(9.7)%	$0.49	14.3%

(US $ Billions)
Assets Under Management
Ending AUM	$580.8	$539.8	7.6%	$554.7	4.7%
Average AUM	$565.9	$542.2	4.4%	$539.2	5.0%

(1) The adjusted financial measures are all non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

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Bernstein continued, "In Retail, gross sales reached a record $18.8 billion and represents a continued rebound in fixed income and ongoing success with active equities. Net inflows of $5.9 billion were positive for a fourth straight quarter and were the highest level in 19 years. The breadth of our offering means a diverse array of AB funds attracted more than $100 million of net flows during the quarter - 12 fixed income, 8 equity and 1 multi-asset - and an impressive 52 retail products have assets over $1 billion at quarter-end. In Institutional, our active equity business has grown 23% since January 2018, with 86% of that growth occurring organically. Second quarter active equity gross sales of $2.4 billion is our eighth straight quarter of at least $1 billion in sales and net inflows of $1.1 billion is our sixth consecutive quarter of organic growth. Our $7.1 billion institutional pipeline at quarter-end is fairly evenly split between active equity, fixed income and alternatives. Our pipeline's annualized fee base exceeded $30 million for a seventh straight quarter and new additions in the second quarter were at an average fee rate more than double the fee rate on the overall channel. In Private Wealth, gross sales were flat year-on-year excluding Option Advantage, and while flows were negative in a seasonally weaker quarter, annualized outflows remain below our historical average. On the sell-side, Bernstein Research continues to feel the effects of a difficult environment as global trading volumes continued to decline. As a firm, we expanded our adjusted operating margin of 25.1% by 100 basis points versus the prior quarter.”
The firm’s cash distribution per unit of $0.56 is payable on August 22, 2019, to holders of record of AB Holding Units at the close of business on August 5, 2019.
Market Performance
US and global equity and fixed income markets were higher in the second quarter. The S&P 500’s total return was 4.3% and the MSCI EAFE Index’s total return was 4.0%. The Bloomberg Barclays US Aggregate Index returned 3.1% during the second quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 3.4%.

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Assets Under Management ($ Billions)
Total assets under management as of June 30, 2019 were $580.8 billion, up $26.1 billion, or 4.7%, from March 31, 2019, and up $41.0 billion, or 7.6%, from June 30, 2018.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 6/30/2019	$269.1	$214.5	$97.2	$580.8
Net Flows for Three Months Ended 6/30/19:
Active	$4.3	$6.6	$(0.7)	$10.2
Passive	(0.1)	(0.7)	0.1	(0.7)
Total	$4.2	$5.9	$(0.6)	$9.5

Total net inflows were $9.5 billion in the second quarter, versus net inflows of $1.1 billion in the previous quarter, and net outflows of $7.7 billion in the prior year period.
Institutional channel second quarter net inflows of $4.2 billion compared to net outflows of $4.7 billion in the first quarter. Institutional gross sales of $5.5 billion increased 62% sequentially from $3.4 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $7.1 billion at June 30, 2019 from $11.4 billion at March 31, 2019.
Retail channel second quarter net inflows of $5.9 billion compared to net inflows of $5.3 billion in the first quarter. Retail gross sales of $18.8 billion increased 15% sequentially from $16.4 billion.
Private Wealth channel second quarter net outflows of $0.6 billion compared to net inflows of $0.5 billion in the first quarter. Private Wealth gross sales of $3.0 billion decreased 9% sequentially from $3.3 billion.
Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with the concurrence of the Board of Directors, that one or more adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Second quarter net revenues of $858 million increased 2% from $845 million in the second quarter of 2018. Higher investment advisory base fees, investment gains, distribution revenues and net dividend and interest income were partially offset by lower performance-based fees and other revenues. The prior year’s quarter included $14 million of performance-based fees related to the liquidation of the Financial Services Opportunity Fund I.
Sequentially, net revenues increased 8% from $795 million. Higher investment advisory base fees, Bernstein Research revenues, distribution revenues, performance-based fees and other revenues were partially offset by lower investment gains.
Second quarter Bernstein Research revenues of $106 million were flat compared to the prior year quarter and increased 18% sequentially. Excluding revenues from the Autonomous acquisition, which closed on April 1, 2019, Bernstein Research revenues declined 9% from the prior year period due to lower client activity in the US and Asia and increased 7% sequentially due to higher client activity in the US, Europe and Asia.
Expenses
Second quarter operating expenses of $674 million increased 3% from $655 million in the second quarter of 2018. Total employee compensation and benefits, promotion and servicing and general and administrative (“G&A”) expenses were all higher. Employee compensation and benefits expense increased due to higher base compensation, severance and fringes, partially offset by lower incentive compensation and commissions. Promotion and servicing expense increased due to higher distribution related payments and travel and entertainment expense, partially offset by lower amortization of deferred sales commissions, marketing and communications expense and trade execution costs. Within G&A, higher technology costs, professional fees and portfolio servicing fees were partially offset by lower occupancy expense. The prior year’s second quarter G&A expense included a $7 million non-cash real estate charge.
Sequentially, operating expenses increased 7% from $627 million due to higher total employee compensation and benefits, promotion and servicing and G&A expenses. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation and severance. Within promotion and servicing, distribution related payments, marketing and communications and travel and entertainment expenses, trade execution costs and transfer fees were all higher. Within G&A, higher technology costs and occupancy expense were partially offset by lower errors and favorable foreign exchange translation.
Operating Income and Net Income Per Unit
Second quarter operating income of $184 million decreased 3% from $190 million in the second quarter of 2018 and the operating margin of 20.6% in the second quarter of 2019 decreased 180 basis points from 22.4% in the second quarter of 2018.
Sequentially, operating income increased 10% from $168 million in the first quarter of 2019 and the operating margin of 20.6% increased 70 basis points from 19.9% in the first quarter of 2019.
Second quarter diluted net income per Unit of $0.54 compared to $0.59 in the second quarter of 2018 and $0.49 in the first quarter of 2019.

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Non-GAAP Earnings
This section discusses our second quarter 2019 non-GAAP financial results, compared to the second quarter of 2018 and the first quarter of 2019. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Second quarter adjusted net revenues of $715 million decreased 1% from $720 million in the second quarter of 2018. The decline was due to lower performance-based fees and higher net distribution expense, partially offset by higher investment advisory base fees, investment gains and net dividend and interest income.
Sequentially, adjusted net revenues increased 9% from $658 million. Higher investment advisory base fees, Bernstein Research revenues and performance-based fees were partially offset by higher net distribution expense.
Expenses
Second quarter adjusted operating expenses of $535 million increased 2% from $523 million in the second quarter of 2018, driven by higher G&A and total employee compensation and benefits expenses, partially offset by lower promotion and servicing expense. Within G&A, higher technology costs, occupancy expense and other miscellaneous expenses were partially offset by lower portfolio servicing fees. Employee compensation and benefits expense increased due to higher base compensation, severance and fringes, partially offset by lower incentive compensation and commissions. Promotion and servicing expense decreased due to lower marketing and communications expense, partially offset by higher travel and entertainment expense.
Sequentially, adjusted operating expenses increased 7% from $499 million. Total employee compensation and benefits, promotion and servicing and G&A expenses were all higher. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation and severance. Promotion and servicing expense increased due to higher marketing and communications and travel and entertainment expenses, trade execution costs and transfer fees. Within G&A, the increase was due to higher technology costs, occupancy expense and portfolio servicing fees, partially offset by lower professional fees and errors and more favorable foreign exchange translation.
Operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $180 million decreased 9% from $197 million in the second quarter of 2018, and the adjusted operating margin of 25.1% decreased 220 basis points from 27.3%.
Sequentially, adjusted operating income increased 13% from $159 million and the adjusted operating margin of 25.1% increased 100 basis points from 24.1%.
Second quarter adjusted diluted net income per Unit of $0.56 was down from $0.62 in the second quarter of 2018 and up from $0.49 in the first quarter of 2019.

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Headcount
As of June 30, 2019, we had 3,762 employees, compared to 3,505 employees as of June 30, 2018 and 3,657 as of March 31, 2019.
Unit Repurchases
During the six months ended June 30, 2019, we purchased 2.0 million AB Holding Units for $58.6 million (on a trade date basis). As there were no open-market purchases during the second quarter of 2019, these amounts reflect open-market purchases of 1.9 million AB Holding Units for $55.2 million during the three months ended March 31, 2019, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. During the three and six months ended June 30, 2018, AB purchased approximately 1.2 million and 1.2 million AB Holding Units for $32.9 million and $35.2 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 1.2 million AB Holding Units for $32.9 million during the second quarter of 2018 with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the condensed consolidated statements of cash flows are net of AB Holding Unit purchases by employees as part of a distribution reinvestment election.
Second Quarter 2019 Earnings Conference Call Information
Management will review Second Quarter 2019 financial and operating results during a conference call beginning at 8:00 a.m. (EDT) on Thursday, July 25, 2019. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 7639948.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Second Quarter 2019 financial and operating results on July 25, 2019.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 7639948.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, these forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2018 and subsequent Forms 10-Q . Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2019, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.6% of AllianceBernstein and AXA Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 65.2% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2019	2Q 2018	2Q 2019 vs. 2Q 2018 % Change	1Q 2019	2Q 2019 vs. 1Q 2019 % Change

GAAP revenues:
Base fees	$585,077	$562,810	4.0%	$552,230	5.9%
Performance fees	11,287	35,298	(68.0%)	4,364	158.6%
Bernstein research services	105,991	106,211	(0.2%)	90,235	17.5%
Distribution revenues	108,347	105,118	3.1%	100,509	7.8%
Dividends and interest	27,654	21,194	30.5%	27,346	1.1%
Investments gains (losses)	10,949	213	n/m	15,735	(30.4)%
Other revenues	24,796	26,026	(4.7%)	22,206	11.7%
Total revenues	874,101	856,870	2.0%	812,625	7.6%
Less: interest expense	16,302	12,132	34.4%	17,163	(5.0)%
Total net revenues	857,799	844,738	1.5%	795,462	7.8%

GAAP operating expenses:
Employee compensation and benefits	363,702	358,248	1.5%	339,309	7.2%
Promotion and servicing
Distribution-related payments	116,254	106,301	9.4%	105,993	9.7%
Amortization of deferred sales commissions	3,241	6,113	(47.0%)	3,502	(7.5)%
Trade execution, marketing, T&E and other	57,550	59,259	(2.9%)	49,648	15.9%
General and administrative
General & administrative	120,180	108,836	10.4%	117,848	2.0%
Real estate charges (credits)	548	6,909	(92.1%)	—	n/m
Contingent payment arrangements	829	52	n/m	54	n/m
Interest on borrowings	3,990	2,629	51.8%	3,983	0.2%
Amortization of intangible assets	7,285	6,927	5.2%	6,974	4.5%
Total operating expenses	673,579	655,274	2.8%	627,311	7.4%

Operating income	184,220	189,464	(2.8%)	168,151	9.6%

Income taxes	10,211	7,538	35.5%	8,921	14.5%

Net income	174,009	181,926	(4.4%)	159,230	9.3%

Net income (loss) of consolidated entities attributable to non-controlling interests	7,757	261	n/m	10,116	(23.3)%

Net income attributable to AB Unitholders	$166,252	$181,665	(8.5%)	$149,114	11.5%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2019	2Q 2018	2Q 2019 vs. 2Q 2018 % Change	1Q 2019	2Q 2019 vs. 1Q 2019 % Change

Equity in Net Income Attributable to AB Unitholders	$59,023	$65,388	(9.7%)	$52,638	12.1%
Income Taxes	6,749	6,931	(2.6%)	6,199	8.9%
Net Income	52,274	58,457	(10.6%)	46,439	12.6%

Additional Equity in Earnings of Operating Partnership (1)	19	115	(83.5%)	26	(26.9)%
Net Income - Diluted	$52,293	$58,572	(10.7%)	$46,465	12.5%
Diluted Net Income per Unit	$0.54	$0.59	(8.5%)	$0.49	10.2%
Distribution per Unit	$0.56	$0.62	(9.7%)	$0.49	14.3%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2019	2Q 2018	2Q 2019 vs. 2Q 2018 % Change	1Q 2019	2Q 2019 vs. 1Q 2019 % Change
AB L.P.
Period-end	268,815,565	270,222,414	(0.5%)	267,186,102	0.6%
Weighted average - basic	268,475,021	270,563,705	(0.8%)	267,336,134	0.4%
Weighted average - diluted	268,522,779	270,835,739	(0.9%)	267,408,249	0.4%
AB Holding L.P.
Period-end	96,624,449	98,028,820	(1.4%)	94,994,404	1.7%
Weighted average - basic	96,283,355	98,367,626	(2.1%)	95,144,146	1.2%
Weighted average - diluted	96,331,113	98,639,660	(2.3%)	95,216,261	1.2%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2019
($ billions)
Ending and Average	Three Months Ended
	6/30/19	6/30/18
Ending Assets Under Management	$580.8	$539.8
Average Assets Under Management	$565.9	$542.2

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$256.6	$201.9	$96.2	$554.7
Sales/New accounts	5.5	18.8	3.0	27.3
Redemption/Terminations	(1.3)	(11.2)	(3.6)	(16.1)
Net Cash Flows	—	(1.7)	—	(1.7)
Net Flows	4.2	5.9	(0.6)	9.5
Adjustments(3)	—	—	(0.9)	(0.9)
Investment Performance	8.3	6.7	2.5	17.5
End of Period	$269.1	$214.5	$97.2	$580.8

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$155.1	$55.8	$227.2	$43.8	$9.3	$63.5	$554.7
Sales/New accounts	8.8	—	13.1	2.6	—	2.8	27.3
Redemption/Terminations	(6.7)	—	(6.5)	(2.4)	(0.1)	(0.4)	(16.1)
Net Cash Flows	(1.1)	(0.6)	0.3	(0.1)	(0.1)	(0.1)	(1.7)
Net Flows	1.0	(0.6)	6.9	0.1	(0.2)	2.3	9.5
Adjustments(3)	—	—	(0.4)	(0.5)	—	—	(0.9)
Investment Performance	5.7	2.2	7.1	0.9	0.4	1.2	17.5
End of Period	$161.8	$57.4	$240.8	$44.3	$9.5	$67.0	$580.8

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$1.0	$(0.6)	$0.4
Fixed Income	7.0	(0.2)	6.8
Other (2)	2.2	0.1	2.3
Total	$10.2	$(0.7)	$9.5

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.
(3) Approximately $900 million of non-investment management fee earning taxable and tax-exempt money market assets were removed from assets under management during the second quarter of 2019.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$165.9	$119.8	$95.1	$380.8
Non-U.S. Clients	103.2	94.7	2.1	200.0
Total	$269.1	$214.5	$97.2	$580.8

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
			Three Months Ended
US $ Thousands, unaudited	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018

Net Revenues, GAAP basis	$857,799	$795,462	$804,660	$850,176	$844,738	$867,787
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	—	—	—	—	77,844
Distribution-related payments	(116,254)	(105,993)	(104,359)	(106,372)	(106,301)	(110,154)
Amortization of deferred sales commissions	(3,241)	(3,502)	(3,981)	(4,651)	(6,113)	(6,598)
Pass-through fees & expenses	(13,516)	(12,481)	(9,039)	(10,084)	(10,487)	(10,609)
Impact of consolidated company-sponsored investment funds	(8,697)	(10,959)	931	(1,543)	(1,494)	(36,037)
Long-term incentive compensation-related investment losses (gains)	(1,389)	(4,496)	7,104	(1,253)	(542)	209
Long-term incentive compensation-related dividends and interest	(136)	(147)	(1,631)	(130)	(156)	(93)
Loss (gain) on sale of software technology	—	—	2,733	1,000	—	—
Other	—	—	—	—	47	—
Adjusted Net Revenues	$714,566	$657,884	$696,418	$727,143	$719,692	$782,349

Operating Income, GAAP basis	$184,220	$168,151	$199,359	$213,819	$189,464	$222,671
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	—	—	—	—	35,156
Real estate charges (credits)	—	—	670	(155)	6,909	(264)
Long-term incentive compensation-related items	277	357	243	1,820	585	417
CEO's EQH award compensation	227	465	—	—	—	—
Loss (gain) on sale of software technology	—	—	2,733	1,000	—	—
Acquisition-related expenses	2,718	—	1,924	—	—	—
Contingent payment arrangements	—	—	(2,429)	—	—	—
Other	—	—	—	—	47	—
Sub-total of non-GAAP adjustments	3,222	822	3,141	2,665	7,541	35,309
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	7,757	10,116	(1,727)	726	261	22,650
Adjusted Operating Income	$179,685	$158,857	$204,227	$215,758	$196,744	$235,330

Operating Margin, GAAP basis excl. non-controlling interests	20.6%	19.9%	25.0%	25.1%	22.4%	23.0%

Adjusted Operating Margin	25.1%	24.1%	29.3%	29.7%	27.3%	30.1%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
			Three Months Ended
$ Thousands except per Unit amounts, unaudited	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Net Income - Diluted, GAAP basis	$52,293	$46,465	$59,951	$66,017	$58,572	$58,305
Impact on net income of AB non-GAAP adjustments	1,234	462	1,000	919	2,609	12,271
Adjusted Net Income - Diluted	$53,527	$46,927	$60,951	$66,936	$61,181	$70,576

Diluted Net Income per Holding Unit, GAAP basis	$0.54	$0.49	$0.63	$0.68	$0.59	$0.60
Impact of AB non-GAAP adjustments	0.02	—	0.01	0.01	0.03	0.13
Adjusted Diluted Net Income per Holding Unit	$0.56	$0.49	$0.64	$0.69	$0.62	$0.73

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

On January 1, 2018, we recorded a cumulative effect adjustment, net of tax, of $35.0 million to partners’ capital in the consolidated statement of financial condition. This amount represents carried interest distributions of $77.9 million previously received, net of revenue sharing payments to investment team members of $42.7 million, with respect to which it is probable that significant reversal will not occur. These amounts were included in adjusted net revenues and adjusted operating income in the first quarter of 2018.

Lastly, during 2017 we excluded a realized gain of $4.6 million on the exchange of software technology for an ownership stake in a third party provider of financial market data and trading tools. During 2018, we decreased our valuation of this investment by $3.7 million.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) acquisition-related expenses, (3) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (4) our CEO's EQH award compensation, as discussed below, (5) the impact of consolidated company-sponsored investment funds, (6) the loss (gain) on software technology investment, (7) adjustments to contingent payment arrangements, and (8) the revenues and expenses associated with the implementation of ASC 606 discussed above.

Real estate charges (credits) incurred outside of our headquarters relocation strategy have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income

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statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee longterm incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s condensed consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Gains and losses on the software technology investment have been excluded due to its non-recurring nature and because it is not part of our core operating results.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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